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                                                                   EXHIBIT 10.14

CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO RULE 406 UNDER THE SECURITIES ACT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED MATERIALS HAVE BEEN INDICATED WITH ASTERISKS.

                      MICROSOFT AND FAIRMARKET CONFIDENTIAL



                              MICROSOFT CORPORATION
                      COMPOSITE AUCTION SERVICES AGREEMENT

         This Auction Services Agreement (the "Agreement") is made and entered into as of this 26th day of July, 1999 (the "Effective Date"), by and between Microsoft Corporation, a Washington corporation, with a principal place of business located at One Microsoft Way, Redmond, WA 98052 ("Microsoft") and FairMarket, Inc., a Delaware corporation, with a principal place of business located at 400 Unicorn Park Drive, Woburn, MA 01801 ("FairMarket").


                                    RECITALS

         Microsoft operates a number of web sites and wishes to offer users of such sites access to a Microsoft-branded auction service.

         FairMarket is in the business of designing, developing and hosting web sites for third parties and wishes to create, host and support private label auction services for Microsoft, based upon Microsoft specifications and branding requirements.

         Microsoft wishes to enter into an agreement to have FairMarket develop, host and support key elements of a private labeled Microsoft auction service that is accessible on various Microsoft web sites, which sites shall be determined in Microsoft's sole discretion.

         Now therefore, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, Microsoft and FairMarket agree as follows.


                                    AGREEMENT

1.   DEFINITIONS

          1.1 "ADMINISTRATIVE MODULE" means that online software tool, as more fully described in Exhibit A attached hereto and incorporated herein by this reference, provided to Microsoft by FairMarket that allows Microsoft to access and modify certain portions of the Private Label Auction Sites as described in Section 2.8.

          1.2 "ADVERTISING FEES" means any fees charged by Microsoft from the sale of banner advertising and tile ad advertising.

          1.3 "AFFILIATES" means those companies for whom FairMarket provides private label auction services similar to the Private Label Auction Sites as defined herein.

          1.4 "AUCTION CONTENT AREA" means the area on a Private Label Auction Site where the main auction and classified advertising listings and auctions/classifieds-related merchandising occurs.

          1.5 "AUCTION SERVICES" means commerce services where Buyers set the ultimate sales price of the goods or services offered for sale on the Private Label Auction Sites, including without limitation, auctions of all types (e.g., traditional, Dutch, English, reverse, quick-win) and declining price sales formats.

          1.6 "BUYER" means a person purchasing items.



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          1.7 "CLASSIFIED ADVERTISING SERVICES" means line listing type advertising in the auctions/classifieds area of the Private Label Auction Sites where Sellers set a fixed sales price for the goods or services available for purchase online or offline.

          1.8 "COMMERCIAL RELEASE DATE" means the date on which the first Private Label Auction Site becomes commercially available to the general public.

          1.9 "END USERS" means all end users of the Private Label Auction Sites, including without limitation, Buyers and Sellers.

          1.10 "FAIRMARKET NETWORK" means the network of sites of FairMarket's Affiliate customers for whom FairMarket hosts private label auction services similar to the Private Label Auction Sites as defined herein.

          1.11 "LISTING FEES" means any fee charged to a Seller for entering its listings of products or services on the Private Label Auction Sites. Listing fees include basic listing fees for participation as well as fees for participation in Merchandising Locations.

          1.12 "MERCHANDISING LOCATIONS" means areas on the Private Label Auction Sites where Sellers can merchandise themselves as a featured merchant or their product listings. Merchandising Locations will include enhanced listings (e.g., bold), Featured Merchants List, Featured Merchant Listings, Hot Listings, and navigational area Category Sponsorships. Examples of such locations are set forth in the attached Exhibit D.

          1.13 "MICROSOFT MARKS" means those Microsoft trademarks, trade names, service marks, and/or logos, including without limitation the MSN Logo, which Microsoft elects to use on and in connection with the Private Label Auction Sites.

          1.14 "MICROSOFT SITES" means the web sites owned and/or operated by Microsoft (including any versions, upgrades, successors and replacements thereof), including without limitation, those identified in Section 2.4 below.

          1.15 "MSN" means Microsoft's general information portal web site located at www.msn.com (including any versions, upgrades, successors and replacements thereof).

          1.16 "MSN LOGO" means the MSN logo provided to FairMarket for use in the Private Label Auction Sites or such additional or replacement logos as Microsoft may provide from time to time under this Agreement.

          1.17 "PRIVATE LABEL AUCTION SITES" means those web sites created by FairMarket on behalf of Microsoft pursuant to this Agreement where, among other things, End Users can buy and sell items through Auction Services and Classified Advertising Services.

          1.18 "SELLERS" means persons purchasing listings seeking to sell items.

          1.19 "SPECIFICATIONS" means those functional specifications described in FairMarket's Community Auction Place Features, version 4.0, as such specifications may be improved and updated from time to time. The current version of the Specifications is attached hereto as Exhibit A and incorporated herein by this reference.

          1.20 "TERM" means the period set forth in Section 12.

          1.21 "TERRITORY" means the geographic area comprising the United States, including its possessions and territories, and Canada.



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          1.22 "TRANSACTION FEES" means any fee charged by Microsoft to Sellers or Buyers which become payable to Microsoft upon the consummation of a sale of product or service through the Auction Services or the Classified Advertising Services.

          1.23 "USER INTERFACE" means the area where the overall site navigation, banner advertising and look and feel associated with each Private Label Auction Site is displayed.

          1.24 All other initially capitalized terms shall have the meanings hereinafter assigned to them.

2.   FAIRMARKET RIGHTS AND OBLIGATIONS

          2.1 DEVELOPMENT AND HOSTING OBLIGATIONS OF FAIRMARKET. FairMarket will provide Microsoft with an Administrative Module for each of the Private Label Auction Sites through which Microsoft can control the Auction Services parameters on each such Private Label Auction Site, including user interface, auction categories, listings and email text, as well as have access to real-time auction reporting. Each such Administrative Module shall be based on and in conformance with the Specifications. At Microsoft's election and written request, during the Term FairMarket shall provide Microsoft with the Administrative Modules to create and develop an unlimited number of versions of the Private Label Auction Sites for simultaneous use by Microsoft in connection with the provision of Auction Services and Classified Advertising Services to End Users of the Microsoft Sites in the Territory. Such versions shall be at no charge to Microsoft except as otherwise provided herein. FairMarket shall be responsible for all system operation software costs, hardware costs and operation costs incurred in connection with the development and operation of the Private Label Auction Sites. FairMarket agrees to make reasonable product modifications, including without limitation, adding new graphics, adding/deleting or modifying links to third-party web sites, and screen redesigns, within 14 days of receiving any revised written request from Microsoft during the Term.

          2.2 HOSTING AND URLS. FairMarket shall host the Private Label Auction Sites on servers owned or controlled by FairMarket, under Universal Resource Locator(s) ("URL(s)") to be provided by Microsoft.

          2.3 MODIFICATIONS. Notwithstanding anything contained in Section 2.1, FairMarket shall ensure that Microsoft has the ability to independently modify and tailor each Private Label Auction Site as described in Sections
     2.5 and 2.8 of this Agreement.

          2.4 PARTICIPATING MICROSOFT SITES. FairMarket acknowledges and agrees that the Microsoft Sites named in List #1 below are the most likely Microsoft Sites to incorporate Private Label Auction Services developed by FairMarket. The parties acknowledge and agree that some of the Microsoft Sites named in List #2 will also incorporate Private Label Auction Services developed by FairMarket and in some cases the Microsoft Sites named in List #1 may not.

                  LIST #1
                  -------
                  MSN.com.
                  Business Channel
                  Computing Central
                  MSN Plaza/Shopping
                  Womens Channel
                  MSN Gaming Zone
                  Sidewalk/Comparenet
                  MSN Entertainment
                  Web Communities
                  MSN Search

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                  LIST #2
                  -------
                  MSN Sports
                  HotMail
                  WebTV
                  LinkExchange
                  Encarta
                  Expedia
                  Carpoint
                  Microsoft Instant Messenger
                  MSNBC
                  HomeAdvisor
                  MoneyCentral

     2.5 USER INTERFACE; CO-BRANDING. Microsoft will determine the look and feel of the User Interfaces for each of the Private Label Auction Sites, subject to the condition that each page of the Private Label Auction Sites will contain "Member of the FairMarket Network" or similar mutually agreed upon FairMarket ingredient branding. Microsoft will utilize the Administrative Module to program all HTML code to create the User Interface. FairMarket will use best efforts to assist Microsoft in developing the User Interfaces for each of the Private Label Auction Sites. To the extent that FairMarket's Administrative Module cannot be used to create Microsoft's desired look and feel, FairMarket will use commercially reasonable efforts to approximate the Microsoft Sites' look and feel as closely as possible.

     2.6  CONTENT; REMOVAL.

               (a) FairMarket agrees to make available at no cost to Microsoft, and except as otherwise provided in this Agreement, Microsoft agrees to display listings and other Merchandising Listings from the FairMarket Network in the Auction Content Area.

               (b) FairMarket shall be primarily responsible for removing auctions, classified advertising categories or items or listings if they do not comply with generally acceptable advertising industry standards. Examples of such types of items include, without limitation, pornography, drugs, alcohol and racially or politically offensive products or ads. In addition, FairMarket will work with Microsoft to identify and establish a mutually agreed set of additional categories or items that FairMarket will be primarily responsible for removing.

               (c) In addition, in Microsoft's sole discretion, Microsoft may elect that the Private Label Auction Sites will not contain certain types of classified advertising, including without limitation, real estate classified ads, automobile classified ads, travel classifieds ads, employment classified ads or certain auction categories or related auction listings such as computer software, whether such listings originated on the Private Label Auction Sites or Affiliate sites. In addition to FairMarket's obligation identified in Section 2.6(b) above, Microsoft shall have the right, but not the obligation, to remove auctions or classified advertising categories or items if they do not comply with Microsoft standard advertising guidelines, or if they are competitive to the Microsoft Sites, e.g., auto auctions from Auto-by-Tel. FairMarket shall ensure that the Administrative Module provides Microsoft with the ability and all necessary functionality to remove objectionable listings from the Private Label Auction Sites. Microsoft has the right not to include listings if it has reason to believe any such listing might be illegal/fraudulent, or if a Seller is a known counterfeiter, and the like.

     2.7 MERCHANDISING LOCATIONS. The Private Label Auction Sites will contain merchandising areas within the Auction Content Area where Sellers can merchandise their listings. Certain locations have currently been defined and are listed below; FairMarket and/or Microsoft may develop others during the course of this Agreement. For each Merchandising Location, the following will apply.

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               (A) PRE-IDENTIFIED MERCHANDISING LOCATIONS. The following are
               Merchandising Locations that currently exist and will be included as part of the Private Label Auction Sites. (i) Featured Merchant
               Listings: Appear in the main body of each category page, above the Current Listings section; (ii) Featured Merchants: Appear in the left or right hand menu bar; (iii) Hot Listings: Appear in the left or right hand menu bar; (iv) Category Sponsorship:
               Appear above the main body of each category and sub-category page, contains a text link or graphic link to a category sponsor's detailed listings on the Private Label Auction Site.

               Notwithstanding the forgoing, the location of these pre-identified Merchandising Locations on the Private Label Auction Sites will be determined solely by Microsoft. Additional Merchandising Locations will be added in Microsoft's sole discretion.

               (B) DISPLAY OF FAIRMARKET ITEMS IN MERCHANDISING LOCATIONS ON THE PRIVATE LABEL AUCTION SITES:

                    - FairMarket shall receive 25% of the listings inventory in the Featured Merchants List areas.

                    - FairMarket shall receive 25% of the listings inventory in Featured Merchant Listings areas.

                    - FairMarket shall receive 25% of the listings inventory in Hot Listings areas.

                    - FairMarket shall receive 25% of the listings inventory in Category Sponsorship areas.

               Microsoft has the sole right to determine the number of listings in the Merchandising Locations. FairMarket's portion of listings that FairMarket has the right to display will be calculated based on the percentage allocation above, but in no event will be less than two listings per Merchandising Location. The order in which the items found in Merchandising Locations are displayed will be rotated sequentially, so that all featured Merchant Listings or Featured Merchants will appear at the top of the list an equal number of times. In the case of Featured Merchants and Category Sponsorship areas, FairMarket agrees to not display merchants that are competitive to Microsoft (e.g, Travelocity, Auto-by-Tel, etc.). Microsoft will provide FairMarket with a list of companies that will not be displayed in the Merchandising Locations. The list of companies will be updated periodically by Microsoft. Only Microsoft and FairMarket, and no other FairMarket Affiliate, will obtain inventory or have its listings appear in the Private Label Auction Site Merchandising Locations.

               (C) BILLING AND COLLECTING. For Microsoft-generated Merchandising Listings, FairMarket will be responsible for billing and collection of Merchandising Fees, using the same procedures as for Listing Fees and Transaction Fees as set forth in Section 5.1(b). For purposes of this Agreement, fees charged by Microsoft for Microsoft-generated Merchandising Listings will be considered Listing Fees for purposes of revenue calculations and billing and collections. For the purposes of this Agreement, Microsoft-generated Category Sponsorships will be treated as "Advertising Fees" and shall be treated in accordance with the terms of Section 5.2.

         2.8 ADMINISTRATIVE MODULE. FairMarket will provide Microsoft with an Administrative Module for each of the Private Label Auction Sites through which Microsoft can control the Auction Services parameters, including user interface, auction categories, listings and email text, as well as have access to real-time auction reporting. The Administrative Module will provide Microsoft with the ability in the Administrative Module to remove listings from the Private Label Auction Sites that are objectionable to Microsoft, e.g., Microsoft competitive listings. Microsoft will utilize FairMarket's Administrative Module to program all HTML code to manage the Private Label Auction Sites. FairMarket will provide best efforts to train and assist Microsoft regarding the use of FairMarket's Administrative Module functionality.

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         2.9 CLASSIFIEDS LISTINGS. FairMarket shall provide Microsoft with all necessary tools and assistance to allow Microsoft to input existing Microsoft classified ad listings into the Private Label Auctions Sites at no cost to Microsoft. Subject to the provisions of Section 4.1, such listings will be distributed across the FairMarket Network.

         2.10 IMPLEMENTATION TIMETABLE. Within thirty (30) calendar days immediately following the Effective Date, FairMarket will provide Microsoft with the tools, training and hosting services that enable Microsoft to launch up to ten (10) Private Label Auction Sites. Additional Private Label Auction Sites will be developed per a schedule mutually agreed upon by Microsoft and FairMarket, but in no event will an implementation take longer than thirty (30) days from the date of written notification by Microsoft to FairMarket of Microsoft's desire to launch a site.

         2.11 PERFORMANCE STANDARDS. FairMarket agrees to meet or exceed MSN performance standards, attached as Exhibit C, including system availability/down time and average response time. FairMarket agrees to provide Microsoft with direct access to network operations support personnel on a 24x7 basis.

         2.12 DEDICATED RESOURCES. FairMarket's support of Microsoft shall include a minimum assignment of four full-time FairMarket personnel to work solely on the design, development, integration and support of Auction Services into Microsoft Sites. FairMarket will designate one or more dedicated project manager(s), account manager(s), engineer(s), as well as identify specific operations and customer personnel to support Microsoft.

         2.13 INTEGRATION. FairMarket will make best efforts to enable its Auction Services to be tightly integrated into the Microsoft Sites, and once developed, Microsoft will use commercially reasonable efforts to utilize and promote online such functionality. Such integration will include, but not be limited to:

                    (A) INTEGRATION OF REGISTERED MICROSOFT PASSPORT USERS. Microsoft can enable existing registered users to participate in the Private Label Auction Sites without having to reenter their username, password or other relevant information.

                    (B) INTEGRATION INTO CONTEXTUAL LOCATIONS AND SEARCH RESULTS. FairMarket will provide data files of product listing data for integration into Microsoft's search and directory results and other contextual locations throughout the Microsoft Sites.

                    (C) INTEGRATION INTO MICROSOFT'S PERSONALIZATION FEATURES. FairMarket will use best efforts to provide its data in a format for integration into Microsoft's personalization initiatives across the Microsoft Sites.

                    (D) INTEGRATION INTO MICROSOFT MERCHANT TOOLS. FairMarket will use best efforts to work with Microsoft to develop auction and classified advertising related merchant tools that seamlessly integrate with Microsoft merchant tools and support Microsoft advertising sales packages, as well as Microsoft billing, operations and Private Label Auction Site functionality. FairMarket agrees to make functionality available to Microsoft that will enable Microsoft to create and offer to Sellers merchant packages including discounted listing fees and bundled merchandising.

                    (E) INTEGRATION INTO MICROSOFT COMMUNITY BUILDING TOOLS/WEB COMMUNITIES. FairMarket will use best efforts to incorporate Microsoft Community Building Tools (i.e., chat, BBS, calendaring, etc.) on the Private Label Auction Sites.

                    (F) INTEGRATION INTO MICROSOFT INSTANT MESSENGER. FairMarket will use best efforts to incorporate Microsoft Instant Messenger functionality on the Private Label Auction Sites.

                    (G) INTEGRATION INTO MICROSOFT BIZTALK PRODUCT/SERVICES CLASSIFICATION TAXONOMY. FairMarket will use best efforts to adopt Microsoft schema for structure products. For example, if

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                    for "printers" FairMarket has a number of attributes for
                    searching auctions, and for "printers" Microsoft has a number of attributes for a buyer guide, these attributes should be substantially the same.

                    (H) INTEGRATION INTO MICROSOFT COMMERCE SERVER AND OTHER MICROSOFT COMMERCE SOFTWARE PRODUCTS. FairMarket will use best efforts to work with Microsoft to develop links from the Microsoft Commerce Server to the Private Label Auction Sites for merchants utilizing Microsoft Commerce Server.

                    (I) INTEGRATION INTO THE MSN SEARCH ENGINE. FairMarket will use best efforts to work with Microsoft to program in fifty
                    (50) or one hundred (100) search term result sets. Longer term, more advanced integration may include FairMarket working with Microsoft to automatically query the auction database for search strings and pull back relevant results.

                    (J) INTEGRATION INTO MICROSOFT'S INTERNET EXPLORER. FairMarket will use best efforts to work with Microsoft to find ways to integrate auctions notifications (i.e., products meeting a user's profile becoming available for sale, latest bid, etc.), auctions functionality and/or auctions content with Microsoft Internet Explorer.

                    (K) INTEGRATION INTO MICROSOFT'S BUSINESS-TO-BUSINESS PORTAL. FairMarket will use best efforts to work with Microsoft to integrate auction service functionality into the Microsoft Business to Business Portal.

                    (L) INTEGRATION INTO MICROSOFT'S MSN MOBILE SERVICE. FairMarket will use best efforts to work with Microsoft to integrate auction service functionality into MSN Mobile service -- e.g., the FairMarket server would send the Microsoft server an HTTP post when a user is out-bid or has won an auction. The post would include the user ID, the auction item name and the new bid price or final price.

         Microsoft will prioritize these integration efforts. No later than ten days immediately following the Effective Date, Microsoft and FairMarket will mutually agree on a product development schedule to address the timing for the efforts identified in this Section 2.13.

         2.14 SITE SCREENING. FairMarket shall be primarily responsible for screening and promptly removing problematic listings on the Private Label Auction Sites as provided in this Agreement, including without limitation, Section 2.6 above.

         2.15 CUSTOMER SERVICE; TECHNICAL SUPPORT. At no charge to Microsoft, FairMarket shall be solely responsible for performing email-based customer support to End Users of all Private Label Auction Sites on a 24-hour per day, 7-day per week basis, with a maximum 24-hour response time. All customer service will be "Microsoft branded" and will conform to the requirements and performance standards attached hereto as Exhibit C or as otherwise mutually agreed between the parties. FairMarket shall provide all technical support for the Private Label Auction Sites and customer and technical support for users of the Private Label Auction Sites, according to the technical support and maintenance requirements attached hereto as Exhibit B or as otherwise mutually agreed in writing between the parties.

         2.16     REPORTING.

                  (a) FairMarket will furnish Microsoft with monthly usage statements showing for each month the number of auction and classified listings by category, the number of auctions closed, traffic to Private Label Auction Sites, the number of page views, dollars per auction/category, and other key usage information as reasonably requested by Microsoft in connection with this Agreement.


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                    (b) FairMarket will also provide Microsoft with the number, frequency, nature of and FairMarket response to any End User support calls and any other support-related information and documentation as is reasonably requested by Microsoft in connection with this Agreement.

                    (c) FairMarket shall provide Microsoft with access to "real time" online reporting functionality that will allow Microsoft to ascertain user activity occurring at the Private Label Auction Sites including user traffic, listing related activity and transaction-related activity.

                    (d) FairMarket will track and report to Microsoft on revenues in an identified format for each Private Label Auction Site separately, as well as provide an aggregate Microsoft revenue report for the same.

                    (e) Within 180 days immediately following the Effective Date, FairMarket will track and report to Microsoft aggregate cross network usage of the Microsoft provided classified ads.

         2.17 LIMITED PROMOTION OF FAIRMARKET BRANDED AUCTION SITE. Unless otherwise mutually agreed, FairMarket shall not promote its own branded auction site to the public. FairMarket agrees to promote instead the FairMarket Network of sites.

         2.18 FAIRMARKET PROMOTION. Subject to the provisions of Section 3.9 below, FairMarket shall promote Microsoft's participation as a participant in the FairMarket Network in ongoing press materials and in marketing materials related to such program; provided that all uses of Microsoft Marks in marketing and promotional materials shall require the prior review and approval of Microsoft as provided in Section 9.2 below.

         2.19 PARTICIPATION IN MSN PROMOTIONS. At the request of Microsoft, FairMarket shall use commercially reasonable efforts to participate in MSN network promotions (in general, one per month) and to create banner/tile ads that it will provide to Microsoft to be placed throughout the Microsoft Sites to create awareness of the Auction Services. For purposes of this Section 2.19, "participating" means working with Microsoft to determine campaign themes and responding to Microsoft requests on a timely basis.

         2.20 MICROSOFT TECHNOLOGY ADOPTION. As a Microsoft strategic partner, FairMarket agrees, at its sole discretion, to use commercially reasonable efforts to adopt key Microsoft platform architectures and technology (in addition to the Microsoft technologies outlined in Section 2.13 above) which are being adopted by other Microsoft strategic partners, so long as the benefits to FairMarket are substantial or the costs to FairMarket not disproportionate to those it would incur in connection with similar technology adoption. Microsoft agrees to provide commercially reasonable technical assistance as mutually agreed to FairMarket to assist in adoption and implementation of such services.

         2.21 SOFTWARE PIRACY SUPPORT MEASURES. FairMarket agrees to work with Microsoft to develop comprehensive programs to reduce the sale of pirated Microsoft software and other illegal, pirated, counterfeit or unauthorized sales of other merchandise on the Private Label Auction Sites, and will develop no less comprehensive a program on all of its other FairMarket Network sites. Such programs may include requiring users to post verifiable information and/or a Microsoft review cycle.

         2.22 ADDITIONAL SERVICES. FairMarket agrees to develop the following features, functions or services per the timeline below.

                  (A) INSURANCE/FRAUD PROTECTION SERVICE that insures Buyers and Sellers against Auction Services-related acts of fraud (within 60 days of the Effective Date).

                  (B) ESCROW AND CREDIT CARD PROCESSING SERVICE that allows auction sellers to accept credit card payments when selling products or services (within 90 days of the Effective Date).

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                  (C) BASIC INTERNATIONAL FUNCTIONALITY that provides
                  international time zone support, international currency support and country specific date/time formats (within 120 days of the Effective Date).

                  (D) ENHANCED INTERNATIONAL FUNCTIONALITY that provides non-English language support (within 270 days of the Effective
                  Date).

                  (E) EFFECTIVE NOTICE AND TAKEDOWN PROCEDURES across entire network (within 15 days of the Effective Date).

3.       MICROSOFT RIGHTS AND OBLIGATIONS

         3.1 DEVELOPMENT COOPERATION. Microsoft shall provide to FairMarket timely and reasonable assistance and cooperation in connection with the development and testing of the Private Label Auction Sites.

         3.2 URLS. Microsoft shall, at its sole cost and expense, obtain and maintain all rights to the URL(s), or any successor URL(s), at which the Private Label Auction Sites are to be located.

         3.3 PROMOTION OF FAIRMARKET'S SERVICE TO MICROSOFT SITES. Microsoft shall exercise commercially reasonable efforts to make each Microsoft Site aware of FairMarket's Auction Services, promote FairMarket as an "incumbent" for purposes of Auction Services, and encourage each Microsoft Site to utilize Auction Services from FairMarket. FairMarket acknowledges that Microsoft makes no representation that any particular number of Microsoft Sites will participate under this Agreement.

         3.4 MICROSOFT AUCTION SERVICE INTEGRATION AND PROMOTION. Microsoft will integrate links to the Auction Services area throughout the Microsoft Sites. Such integration may include, but not be limited to, links from home pages, links from shopping pages, inclusion in emails, links from search results pages, links from category pages, and links from other contextually relevant pages within the Microsoft Sites to relevant areas within the Private Label Auction Sites. Microsoft shall have sole control over the promotion of the Private Label Auction Sites, and the display and placement of links to the Private Label Auction Sites on any and all Microsoft Sites.

         3.5 MICROSOFT EDITORIAL STAFF. Microsoft will use commercially reasonable efforts to author editorial and promotional content aimed at increasing traffic to the Private Label Auction Sites.

         3.6 MICROSOFT TECHNOLOGY. Microsoft shall make available, as Microsoft deems appropriate, Microsoft technology and technical assistance to FairMarket at rates proportionate to those made available to other similarly situated Microsoft strategic partners.

         3.7 MICROSOFT OFFICE SPACE. Microsoft agrees to make available office space for FairMarket dedicated personnel. Such space shall include up to three offices on the Microsoft campus, subject to FairMarket's compliance with Microsoft's standard terms and conditions for on-site vendors.

         3.8 MICROSOFT PROMOTION. Microsoft shall promote Microsoft's participation as a member of the FairMarket Network in ongoing press materials and in marketing collateral related to such program. In the event that FairMarket wishes to promote Microsoft's participation, it shall obtain the prior written approval of Microsoft prior to releasing any press materials or marketing collateral related to such program.

         3.9      USER TRAFFIC GUARANTEE.

                  (A) MINIMUM ANNUAL VISITS. Microsoft agrees to drive the minimum number of user visits to the Private Label Auction Sites as specified below ("Minimum Annual Visits"). For purposes

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               of this Section 3.9, a "Visit" to the Auction Content Area is defined as a session in a Private Label Auction Site. Visits include those instances where the user clicks on a Microsoft-placed link, on a Microsoft Site or other site where Microsoft has a relationship, and enters the Auction Area hosted by FairMarket, and also includes those visits from users who have registered for Microsoft auctions who enter the Private Label Auction Sites directly by typing in a URL or any other means utilized by Microsoft to access the Private Label Auction Sites. Microsoft will not deliberately and artificially route traffic to the Private Label Auction Sites in an effort to artificially increase Visits.

                                    YEAR             MINIMUM ANNUAL VISITS
                                    ----             ---------------------
                                    Year 1               72 Million Visits
                                    Year 2              160 Million Visits
                                    Year 3              184 Million Visits
                                    Year 4              203 Million Visits
                                    Year 5              212 Million Visits

               (B)  PAYMENT CALCULATION.

                    (i) During each year of the Term (a "Year" being defined as the one year period beginning on the Commercial Release Date or anniversary of the Commercial Release Date and running for one year therefrom), if the actual number of Visits for that Year is equal to or greater than the Minimum Annual Visits for such Year, then FairMarket shall pay Microsoft the shortfall, if any, between the Guaranteed Minimum Revenue and Microsoft's share (as specified in Section 5 below) of actual revenue attributable to the Private Labeled Auction Sites ("Actual Microsoft Revenue") during such Year.

                    (ii) If the actual number of Visits for a given Year is between 80% and 99.9% of the Minimum Annual Visits for such Year, then FairMarket shall pay Microsoft the greater of its share of Actual Microsoft Revenue during such Year or the pro-rata portion of the Guaranteed Minimum Revenue for such Year. By way of example, if Microsoft delivered 85% of its traffic commitment, FairMarket would be responsible for paying Microsoft 85% of the Guaranteed Minimum Revenue for the applicable Year, if greater than the Actual Microsoft Revenue for that Year.

                    (iii) If the actual number of Visits for a given Year is less than 80% of the Minimum Annual Visits for such Year, then FairMarket shall pay Microsoft its share of Actual Microsoft Revenue during such Year.

               (C) GUARANTEES NOT CUMULATIVE. For purposes of this Section 3.9, Minimum Annual Visit guarantees are viewed on a contract Year basis and not on a cumulative basis. By way of example, if Microsoft did not reach 80% of the Minimum Annual Visit total in Year 2 but then exceeded the Minimum Annual Visit total in Year 3, FairMarket would pay the Guaranteed Minimum Revenue in Year 3 and would only pay the Actual Microsoft Revenue in Year 2.

         3.10 PRE-EMINENT AUCTION SERVICES PARTNER. Microsoft agrees that FairMarket will be the pre-eminent provider of Auction Services for the Microsoft Sites. Such Auction Services may include business to business, business to consumer, and consumer to consumer services. Microsoft Sites that elect to utilize FairMarket's Auction Services shall not enter into a relationship with any company to provide comparable auction services, private labeled or otherwise, to that of FairMarket and will not host content or promote links or advertising to any such company, subject to the following exceptions:

               (A) SPECIALIZED AUCTION-RELATED FUNCTIONALITY. Microsoft retains the right to work with companies that provide specialized auction-related functionality that is not comparable to functionality provided by FairMarket, including but are not limited to, high-end B2B auctions functionality (FreeLoader), Group Buying (Mercata), Online Haggling (Nextag.com), Non-bidding, Buyer priced purchased (PriceLine), Credit Card Transaction Processing Services (BillPoint), Escrow Services (iEscrow), Sothebys (authenticated product auctions).

               (B) NON-AUCTION-RELATED ADVERTISING. Microsoft retains the right to accept non-auction related advertising from companies that offer a portfolio of services including auctions, e.g., Amazon.com. FairMarket acknowledges and agrees that Microsoft may sell advertising that may rotate throughout the Microsoft Sites (including auctions areas), and the restrictions set forth in this Section 3.10 shall not apply to such "Microsoft-wide run of site" sales. FairMarket acknowledges and agrees that certain Microsoft Sites may have existing auction-related agreements in place and that these pre-existing agreements cannot be supplanted and shall remain in place until the existing contract expires or is terminated.

               (C) QUARTERLY MEETINGS. Microsoft and FairMarket personnel will meet on a quarterly or more frequent basis, as mutually agreed, to discuss auction-related product development plans for the Private Label Auction Sites. In cases where Microsoft wishes to provide specialized auction-related functionality that is not comparable to that offered by FairMarket, Microsoft will discuss its functionality needs with FairMarket to determine if comparable functionality will be available from FairMarket within the time frame required by Microsoft. If FairMarket subsequently develops comparable functionality, Microsoft will evaluate the relevant FairMarket product offering and determine which provider's functionality best meets Microsoft's needs. In such situations Microsoft agrees to consider the fact that FairMarket is Microsoft's pre-eminent Auctions Service partner and agrees that FairMarket's status will be considered when determining which provider's functionality best meets Microsoft needs.

4.       LISTING RIGHTS AND USER INFORMATION

         4.1 LISTINGS. Microsoft has ownership rights to listings placed on the Microsoft Sites. Microsoft shall grant FairMarket the necessary rights to aggregate and distribute such listings across the FairMarket Network in the Territory. Microsoft and FairMarket agree that from time to time there may be certain circumstances where Microsoft requires the right to retain listings exclusively on MSN. The parties anticipate that over 80% of Microsoft listings will be available to FairMarket for distribution across the FairMarket Network. FairMarket will provide Microsoft with the administration tools required to manage listing distribution from the Private Label Auction Sites to the FairMarket Network.

         4.2 END USER DATA. Microsoft has the exclusive right to collect, store and use all personal registration data provided by End Users ("End User Data") who register on Microsoft Sites and Private Label Auction Sites. FairMarket acknowledges that all End User individual and aggregate information acquired through the Private Label Auction Sites shall be solely owned by Microsoft. End User Data shall include (when available from the Private Label Auction Sites), without limitation: an End User's name, email address, and any other information collected which personally identifies the End User and aggregated End User information such as category related viewership, listings and purchase patterns and any other demographic information associated with the Private Label Auction Sites. Microsoft agrees that FairMarket shall be able to utilize aggregate information for purposes of improving the Private Label Auctions Sites, and FairMarket may utilize at its sole discretion aggregate data from the Private Label Auction Sites when aggregated with data from FairMarket's other customers. FairMarket agrees to conform to all applicable Microsoft data privacy standards covering End User Data as such may be provided by Microsoft to FairMarket from time to time. FairMarket agrees not to share Microsoft-only aggregate data with third parties without first obtaining written authorization from Microsoft.

         4.3 CONSENT. In addition to the foregoing, any collection, disclosure or use of End User Data by FairMarket shall be subject to the End Users' consent, and the business practices and End User privacy policies of the Microsoft Site from which it is collected. The business practices and policies of each such

          Microsoft Site presently permits, as their default, FairMarket to grant Microsoft the rights required by this Section 4.3, unless the End User specifically requests otherwise, and in all cases each party shall comply with any applicable laws governing the collection, dissemination and use thereof. "Consent" as used in this Agreement shall mean the approval of an adult, and in the case of minor children, the approval of the child's parent or legal guardian. FairMarket and Microsoft shall mutually agree on the Private Label Auction Site user interface for the collection of End User Data. Microsoft shall have sole discretion to determine the privacy policy for the Microsoft Sites and Private Label Auction Sites.

5.       FEES; BILLING; PAYMENTS

          5.1  LISTING AND TRANSACTION FEES.

               (A) AUCTION SERVICES PARTICIPATION FEES. Microsoft shall have sole discretion to determine the amount, if any, of Transaction Fees, Listing Fees, and Microsoft Advertising Fees to be charged. Microsoft will take into consideration input from FairMarket, current industry pricing, the competitive environment and FairMarket's guaranteed minimum revenue obligations when setting pricing. Notwithstanding the foregoing, in no event shall the Transaction Fees charged by Microsoft be less than *** percent (***%) of the gross revenues of all transactions facilitated on the Private Label Auction Sites.

               (B) REVENUE SHARES. FairMarket will pay Microsoft, on a quarterly basis, ***% of Gross Revenue generated during the Term by End Users of the Private Label Auction Sites ("Achieved Revenue"). For purposes of this Agreement, "Gross Revenue" shall mean all FairMarket collected Auction Service and Classified Advertising Service related revenue, less returns or similar credits and credit card and other processing costs (which returns and costs are not to exceed 2.5% of Gross Revenue). Gross Revenue shall be determined as follows: ***% of the Listing Fees charged to Sellers for listings placed at the Private Label Auction Sites, plus ***% of the Transaction Fees charged to Sellers for listings placed at the Private Label Auction Sites, plus ***% of the Transaction Fees (utilizing the Private Label Auction Sites' Transaction Fee Schedule) for winning bids that occur on the Private Label Auction Sites (including those winning bids placed on listings that originated at the Private Label Auction Sites and those originated elsewhere on the FairMarket Network).

               (C) LISTING AND TRANSACTION FEE-RELATED BILLING AND COLLECTIONS. Subject to Section 5.1(b), at no charge to Microsoft, FairMarket will be solely responsible for the billing and collection of Transaction Fees and Listing Fees. FairMarket will use its best efforts to collect all Transaction Fees and Listing Fees, provided that FairMarket shall have no obligation to bill any Seller or Buyer for Transaction Fees or Listing Fees until the aggregate amount of unpaid fees accrued by any such Seller or Buyer equals or exceeds ten dollars (US$10.00).

               (D) MONTHLY STATEMENTS. To the extent FairMarket is responsible for any billing and collections under this Agreement, FairMarket will furnish Microsoft with quarterly statements showing for each month in each calendar quarter during the Term the Listing Fees, Transaction Fees, Advertising Fees and/or Other Revenue (as defined in Section 5.4) a share of which Microsoft is entitled, and accompanied by payment to Microsoft of the amount (if any) due and owing Microsoft in accordance with such statement and this Agreement. Statements and payments will be sent within forty five (45) days after the end of each respective calendar quarter, provided that statements will be sent regardless of whether any amounts are payable. All such statements shall be treated by Microsoft as Confidential Information under the NDA.

         5.2 ADVERTISING FEES. Microsoft shall have the exclusive right to sell, serve and collect advertising revenue on the Private Label Auction Sites. Microsoft will receive ***% of the auction-related advertising revenue. Microsoft shall have sole discretion to set its own advertising rate card.


*** This information is confidential and has been omitted and filed separately with the Securities and Exchange Commission, pursuant to a request for confidential treatment.

         5.3 HOSTING FEES. Microsoft agrees to pay FairMarket the total sum of *** (US$***) per month in return for hosting services provided by FairMarket associated with all Private Label Auction Sites hosted by FairMarket under this Agreement. Such payment shall be due, starting on the Effective Date and shall be paid by Microsoft pursuant to Section
         5.7 below for so long as FairMarket continues to provide hosting services under this Agreement.

         5.4 OTHER REVENUE. All other auction-related service fees collected by either party related to participation in the Private Label Auction Sites and directly attributable to FairMarket services and functionality, including but not limited to End User or merchant subscription fees, End User or merchant service fees, transaction-enabled classifieds and credit card processing service fees (collectively, without limitation, "Other Revenue") will be split ***% to Microsoft and ***% to FairMarket unless an alternative revenue share is mutually agreed upon in writing. As an example of non-directly attributable revenue, if Microsoft decides to work with a third-party escrow service other than FairMarket, and FairMarket is not required to perform any steps associated with integrating said service other than providing reasonable cooperation as necessary and requested by Microsoft, Microsoft would not be required to share revenues generated by such escrow service with FairMarket.

         5.5 MINIMUM GUARANTEED REVENUE. FairMarket guarantees minimum revenue (the "Minimum Guaranteed Revenue) to Microsoft, which Minimum Guaranteed Revenue (which shall be calculated by including Microsoft's share of the Listing Fees, Transaction Fees, and Advertising Fees as set out in Section 5.1(b) and 5.2) is projected to be a minimum of Sixty Million Dollars (US$60,000,000) during the Term, as follows:

                           YEAR             MINIMUM GUARANTEED REVENUE
                           ----             --------------------------
                           Year 1                    $ 5 Million
                           Year 2                    $10 Million
                           Year 3                    $10 Million
                           Year 4                    $15 Million
                           Year 5                    $20 Million
                           Total:                    $60 Million

         5.6 SHORTFALL PAYMENT. In the event that the Actual Microsoft Revenue accrued to Microsoft in a given Year (as such term is defined in Section 3.9) is less than the Minimum Guaranteed Revenue above, FairMarket agrees to remit to Microsoft the difference no later than 45 days following the end of each Year. Minimum guarantees are viewed on an annual basis and not on a cumulative basis; for example, any shortfall that FairMarket paid to Microsoft for a given Year would not be paid back by Microsoft in future Years, even if FairMarket exceeded the Minimum Guaranteed Revenue in future Years. The Minimum Guaranteed Revenue shall apply only in the event that Microsoft meets or exceeds the Minimum Annual Visit guarantees as described in Section 3.9, but in any event, FairMarket shall pay no less than the allocable portion of Actual Microsoft Revenue for any given Year.

         5.7  PAYMENT TERMS.

               (a) All payments due from FairMarket to Microsoft under this Agreement shall be made by wire transfer to such account as Microsoft may notify FairMarket from time to time (the "Microsoft Account").


*** This information is confidential and has been omitted and filed separately with the Securities and Exchange Commission, pursuant to a request for confidential treatment.

               FairMarket shall pay Microsoft any such fees due within forty-five (45) days following the (i) last day of each calendar quarter during the Term, (ii) the last day of each Year during the Term, or (iii) the date on which any such payment becomes due, as applicable.

               (b) All payments due from Microsoft to FairMarket under this Agreement shall be made by wire transfer to such account or to such account as FairMarket may notify Microsoft from time to time (the "FairMarket Account").

               Microsoft shall pay FairMarket such fees due, if any, within forty-five (45) days following the (i) last day of each calendar quarter during the Term, (ii) the last day of each Year during the Term, or (iii) the date on which any such payment becomes due, as applicable.

          5.8  AUDITS

               (A) BY FAIRMARKET. During the Term of this Agreement, Microsoft agrees to keep all usual and proper records and books of account and all usual and proper entries and other documentation relating to all payments to be made by Microsoft to FairMarket hereunder. During the Term and for a period of six (6) months following the expiration or termination of this Agreement, FairMarket shall have the right to cause an audit and/or inspection to be made of such records of Microsoft in order to verify statements issued by Microsoft and Microsoft's compliance with the terms of this Agreement. Any such audit shall be conducted by an independent certified public accountant selected by FairMarket (other than on a contingent fee basis) and reasonably acceptable to Microsoft. Any audit and/or inspection shall be conducted during regular business hours at Microsoft's facilities upon at least thirty
               (30) days prior written notice. Such audits shall be made no more often than once every twelve (12) months.

               (B) BY MICROSOFT. During the Term of this Agreement, FairMarket agrees to keep all usual and proper records and books of account and all usual and proper entries and other documentation relating to the Gross Revenues, Actual Microsoft Revenues, Minimum Guaranteed Revenue, Visits, all other payments to be made by FairMarket hereunder, and all user and other reports submitted or to be submitted by FairMarket hereunder. During the Term and for a period of six (6) months following the expiration or termination of this Agreement, Microsoft shall have the right to cause an audit and/or inspection to be made of such records of FairMarket in order to verify statements issued by FairMarket and FairMarket's compliance with the terms of this Agreement. Any such audit shall be conducted by an independent certified public accountant selected by Microsoft (other than on a contingent fee basis) and reasonably acceptable to FairMarket. Any audit and/or inspection shall be conducted during regular business hours at FairMarket's facilities upon at least thirty (30) days prior written notice. Such audits shall be made no more often than once every twelve (12) months.

         5.9 COSTS. Except as expressly provided herein, all costs incurred by any party in fulfilling any of its obligations under this Agreement shall be borne by that party, without reimbursement from the other party.

6.       REPRESENTATIONS AND WARRANTIES; LIMITATIONS

         6.1 BOTH PARTIES. Each party hereby represents and warrants as follows:

               (a) Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

               (b) Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

               (c) This Agreement is a legal and valid obligation binding upon it and enforceable against it in accordance with its terms.

         6.2 MICROSOFT. Microsoft further represents and warrants that all materials provided by Microsoft for use on and in connection with the Private Label Auction Sites do not and will not infringe the intellectual property right of any third party, or otherwise violate any third party's personal or proprietary rights.

          6.3 FAIRMARKET. FairMarket further represents and warrants that:

               (a) FairMarket shall use commercially reasonable efforts to ensure that the Private Label Auction Sites and all listings, content and/or material contained therein provided by FairMarket are and at all times will be of a high quality and nature, and that the Private Label Auction Sites and all content and/or material contained therein provided by FairMarket will be accurate and reliable.

               (b) FairMarket will keep the Private Label Auction Sites operational in accordance with the Private Label Auction Sites Performance Standards set forth in Exhibit C.

               (c) FairMarket shall use commercially reasonable efforts to ensure that the Private Label Auction Sites and all listings, content and/or material contained therein provided by FairMarket are and will be non-defamatory. The Private Label Auction Sites and all information and content contained therein provided by FairMarket do not and will not infringe the intellectual property rights of any third party, or otherwise violate any third party's proprietary rights.

               (d) FairMarket owns or controls all rights to the Private Label Auction Sites and use of the Private Label Auction Sites by Microsoft shall not infringe the intellectual property right of any person.

               (e) FairMarket will not use the Microsoft Marks except as provided in this Agreement.

               (f) No other person has or will have any right, title or interest in or to all or any portion of the Private Label Auction Sites and all information and content contained therein which would in any way curtail, impair, diminish or derogate from any of the rights granted to Microsoft herein, and FairMarket has not heretofore done or permitted to be done and will not hereafter do or authorize or permit to be done any act or thing which is inconsistent with or curtails, impairs, diminishes, or derogates from any right herein granted to Microsoft.

               (g) The Private Label Auction Sites and all listings, content and/or material contained therein provided by FairMarket are not and shall not be during the Term in violation of any statutes or regulations including without limitation any statutes or regulations relating to auction services.

               (h) All customer technical and/or support services to be provided hereunder shall be provided in a professional manner and in accordance with all applicable industry standards for such services.

               (i) The Private Label Auction Sites will accurately manipulate, process, compare, display and calculate date or time data from, into and between the twentieth and twenty-first centuries, including leap years, and shall not be interrupted or adversely affected by the manipulation, processing, comparison, display or calculation of dates from, into and between the twentieth and twenty-first centuries, including leap years.

         6.4 INSURANCE COVERAGE. Effective no later than the Effective Date and throughout the Term, FairMarket shall procure and maintain the following insurance coverage. Such insurance shall be in a form and with insurers reasonably acceptable to Microsoft, and shall comply with the following minimum requirements:

               (A) COMMERCIAL GENERAL LIABILITY Insurance of the Occurrence Form with policy limits of not less than Five Million Dollars (US$5,000,000) combined single limit each occurrence for Bodily Injury and Property Damage combined, and Five Million Dollars (US$5,000,000) Personal and Advertising Injury Limit; and

               (B) ERRORS & OMISSIONS LIABILITY / PROFESSIONAL LIABILITY Insurance with policy limits of not less than Five Million Dollars (US$5,000,000) each claim with a deductible of not more than Twenty-Five Thousand Dollars (US$25,000.00). Such insurance shall include coverage for infringement of proprietary rights of any third party, including without limitation copyright and trademark infringement as related to FairMarket's performance under this Agreement. Throughout the term of the Agreement, the Errors & Omissions Liability / Professional Liability Insurance retroactive coverage date will be no later than the Effective Date of this Agreement. Upon expiration or termination of this Agreement, FairMarket will maintain an extended reporting period providing that the claims first made and reported to the insurance company within one year after the end of this Agreement will be deemed to have been made during the policy period.

               (C) EVIDENCE; CANCELLATION. Promptly upon execution of this Agreement, FairMarket shall provide to Microsoft proof evidencing full compliance with the insurance requirements set forth in this
               Section 6.4. FairMarket shall notify Microsoft in writing at least thirty (30) days in advance if FairMarket's insurance coverage is to be canceled or materially altered so as to not comply with the requirements of this Section.

         6.5 FairMarket shall be solely responsible for the relationships with third parties who purchase listings, advertising or other services from FairMarket, and all other third parties who purchase advertising or listing-related promotions from FairMarket, including, without limitation, listing production, ad and promotion production, placement, management, billing, collections and accounting.

         6.6 LIMITATION. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 6, ALL PRODUCTS OR SERVICES DELIVERED UNDER THE TERMS OF THIS AGREEMENT SHALL BE SUBJECT TO THE TERMS OF THE LIMITED WARRANTY STATEMENT, IF ANY, SPECIFIED BY THE DELIVERING PARTY FOR THE SPECIFIC PRODUCT OR SERVICE. CERTAIN SOFTWARE PRODUCTS MAY BE PROVIDED TO THE OTHER PARTY "AS IS" WITHOUT WARRANTY OR CONDITION OF ANY KIND, IF SO DESIGNATED BY THE LICENSOR. FOR SUCH PRODUCTS, THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF SUCH SOFTWARE IS ASSUMED BY THE RECEIVING PARTY AND ITS CUSTOMERS AND SUBLICENSEES, IF ANY. THE WARRANTIES SET FORTH IN SECTIONS 6.1, 6.2, 6.3 AND THIS SECTION 6.6 ARE THE ONLY WARRANTIES MADE BY THE PARTIES. EACH PARTY DISCLAIMS ANY AND ALL OTHER WARRANTIES OR REPRESENTATION EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, AND FITNESS FOR A PARTICULAR PURPOSE. NO PARTY WARRANTS THAT ACCESS TO OR USE OF THE MICROSOFT SITES OR PRIVATE LABEL AUCTION SITES WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ANY SOFTWARE OR SERVICES WILL MEET ANY PARTICULAR CRITERIA OF PERFORMANCE OR QUALITY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, FAIRMARKET EXPRESSLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, MICROSOFT HAS NOT MADE ANY EXPRESS OR IMPLIED

          REPRESENTATIONS, ASSURANCES AND/OR WARRANTIES REGARDING THE NUMBER OF VISITS THAT MAY BE GENERATED UNDER THIS AGREEMENT AND THAT FAIRMARKET HAS NOT RELIED ON ANY STATEMENTS BY MICROSOFT OR ANY THIRD PARTIES IN RELATION THERETO IN ENTERING INTO THIS AGREEMENT.

7.       MICROSOFT MARKS

The parties agree that the branding of the Private Label Auction Sites shall be done according to the Specifications as set forth in Exhibit A. Microsoft hereby grants to FairMarket a worldwide, nonexclusive, non-assignable, nontransferable, royalty-free, right to use the MSN Logo (and, at Microsoft's discretion, other Microsoft Marks) solely in conjunction with the Private Label Auction Sites in the manner described herein or as otherwise specified by Microsoft to FairMarket from time to time in connection with FairMarket's sales, marketing and promotional activities of the Private Label Auction Sites. Notwithstanding the provisions of this Section 7, FairMarket agrees that it shall not pursuant to this Agreement or otherwise acquire any ownership of Microsoft Marks or of any Microsoft content provided to FairMarket for inclusion in the Private Label Auction Sites, and that all use of the Microsoft marks will inure to the benefit of Microsoft. All rights not expressly granted herein are reserved by Microsoft.

8.       CONFIDENTIALITY

Microsoft and FairMarket agree that the terms of the Microsoft Standard Reciprocal Non-Disclosure Agreement ("NDA") dated July 26, 1999 shall be deemed incorporated herein, and further, that all terms and conditions of this Agreement shall be deemed Confidential Information as defined in such NDA.

9.       NON-EXCLUSIVITY; PRESS RELEASES

         9.1 Except as specifically stated herein, nothing in this Agreement will be construed as restricting any party's ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for itself, content, software, news, sites, search services, search results or the like, which is the same or similar to that contemplated by this Agreement, or to market, promote and distribute same in addition to that contemplated by this Agreement.

         9.2 No party will issue any press release or make any public announcement(s) relating in any way whatsoever to this Agreement or the relationship established by this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld. However, the parties acknowledge that this Agreement, or portions thereof, may be required under applicable law to be disclosed, as part of or an exhibit to a party's required public disclosure documents. If any party is advised by its legal counsel that such disclosure is required, it will notify the other in writing and the parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents approved by both parties and filed with the applicable governmental or regulatory authorities. Notwithstanding the foregoing, the parties will cooperate to prepare a mutually agreed press release announcing the relationship, but not the financial details, to be released prior to the Commercial Release Date.

10.      INDEMNIFICATION

         10.1     OBLIGATION TO INDEMNIFY.

                  (A) BY EITHER PARTY. A party (the "Indemnifying Party") shall, at its expense and the request of any other party (the "Indemnified Party"), defend and pay any damages arising out of or in connection with any third-party claim or action brought against the Indemnified Party, and its successors, affiliates, directors, officers, employees, licensees, agents and independent contractors, to the extent it is based upon a claim that, if true, would constitute a breach of a warranty, representation or covenant of the Indemnifying Party set forth in this Agreement.

                  (B) BY FAIRMARKET. Provided that notice has been given as set forth in Section 14, FairMarket shall, at its expense and the request of Microsoft, defend and pay any damages arising out of or in connection with any third party claim or action brought against Microsoft, and its successors, affiliates, directors, officers, employees, licensees, agents and independent contractors, relating to the Private Label Auction Sites and other services to be provided by FairMarket under this Agreement, including without limitation, any claim brought by an End User, Seller or Buyer (except in each case for claims covered by Section 10.1(c)).

                  (C) BY MICROSOFT. Provided that notice has been given as set forth in Section 14, Microsoft shall, at its expense and the request of FairMarket, defend and pay any damages arising out of or in connection with any third party claim or action brought against FairMarket, and its successors, affiliates, directors, officers, employees, licensees, agents and independent contractors, relating to the use of End User information by Microsoft.

         10.2 INDEMNIFICATION PROCESS. If any action shall be brought against either party (the "Claimant") in respect to which indemnity may be sought from the other party (the "Indemnifying Party") pursuant to the provisions of this Section 10, the Claimant shall promptly notify the Indemnifying Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Claimant shall cooperate with the Indemnifying Party at the Indemnifying Party's expense in all reasonable respects in connection with the defense of any such action. The Indemnifying Party may upon written notice to Claimant undertake to conduct all proceedings or negotiations in connection therewith, assume the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel, and payment of all expenses. Claimant shall have the right to employ separate counsel and participate in the defense at its own expense; provided that the Indemnifying Party shall control the defense. In the event that the parties materially disagree on any aspect of the defense, then the Claimant may elect to pursue its own defense and the Indemnifying Party's indemnification obligation shall cease. The Indemnifying Party shall reimburse Claimant upon demand for any payments made or loss suffered by it in connection with an indemnifiable matter at any time after the date of written notice of such claim, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement, approved in writing by the Indemnifying Party (which approval shall not be unreasonably withheld, delayed or conditioned), of claims, demands, or actions, in respect of any damages to which the foregoing relates.

         10.3 ADDITIONAL ACTIONS. In addition to the indemnification obligations set forth in this Section 10, following notice of a claim that the Private Label Auction Sites or any listing, content and/or material provided by FairMarket contained therein infringe the intellectual property or other right of any third party, FairMarket shall at its expense procure the right to continue to use the Private Label Auction Sites and all content and/or material contained therein provided by FairMarket, or replace or modify the Private Label Auction Sites and/or any content and/or material contained therein provided by FairMarket, as applicable, to make them non-infringing. If FairMarket elects to replace or modify the Private Label Auction Sites and/or any content and/or material contained therein, such replacement(s) shall meet substantially the quality and content of the materials being replaced. If neither of the foregoing options are reasonably available to FairMarket and the Private Label Auction Sites cannot reasonably be maintained to Microsoft's satisfaction without such content and/or material, then Microsoft shall have the right to terminate this Agreement; provided, however, that FairMarket's failure to take corrective action in accordance with this Section shall nevertheless be considered a material breach and Microsoft shall have all rights and remedies provided by law or this Agreement.

11.      LIMITATION OF LIABILITIES

NO PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS


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INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, EVEN IF SUCH PARTY
HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL NOT APPLY TO ANY PARTY'S (A) ABILITY TO OBTAIN INJUNCTIVE OR OTHER EQUITABLE RELIEF;
(B) OBLIGATIONS UNDER SECTION 8 OR THE NDA; AND (C) INDEMNIFICATION OBLIGATIONS AS TO THIRD PARTY CLAIMS ASSESSED AGAINST THE INDEMNIFIED PARTY IN CONNECTION WITH INDEMNIFIED CLAIMS UNDER SECTION 10.

12.      TERM AND TERMINATION

         12.1 TERM. This Agreement will take effect on the Effective Date and will continue until the fifth anniversary of the Commercial Release Date (the "Fifth Anniversary"). Microsoft shall have the right to extend this Agreement after the Fifth Anniversary for an additional five-year period (the "Renewal Term"), by providing FairMarket with notice in writing of its intent to renew no later than 120 days prior to the Fifth Anniversary. In the Renewal Term, if any, Microsoft hereby waives FairMarket's minimum revenue guarantees, and FairMarket hereby waives Microsoft's user traffic guarantees. Both parties agree to evaluate the financial implications of this Agreement prior to the beginning of the Renewal Term and adjust the financial terms of the renewed agreement if necessary and mutually agreed upon. If the parties are unable to mutually agree on any adjustments to the financial terms, they shall renew as set forth in this Agreement, except that any renewal of this Agreement shall include Most Favored Nation pricing from FairMarket to Microsoft and FairMarket agrees that the Microsoft revenue share for any Renewal Term shall not be less than fifty percent (50%) of FairMarket's Listing, Transaction and other directly attributable FairMarket-related Revenue unless otherwise mutually agreed in writing by both parties. For purposes of this Section 12.1, "Most Favored Nation" pricing means revenue sharing on terms no less favorable to Microsoft than those granted by FairMarket to other FairMarket Network members for a comparable service.

         12.2 TERMINATION FOR CAUSE. This Agreement may be terminated by either party prior to its natural expiration if any of the following events occurs:

                  (a) the other party fails to perform or comply with its material obligations under this Agreement or any provision hereof, including failure to pay any amount(s) due hereunder;

                  (b) the other party becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or

                  (c) a petition under any bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by the other party; or if such a petition is filed by any third party, or an application for a receiver of the other party is made by anyone and such petition or application is not resolved favorably to such party within sixty (60) days; or

                  (d) upon the circumstances described in Section 10.3 above (in which case Microsoft shall be the non-defaulting party for purposes of this Section 12); or

                  (e) either party is in material breach of Section 8.

         12.3 EFFECT OF TERMINATION. Termination under Section 12.2(a) above shall be effective thirty (30) days after written notice of termination given by the non-defaulting party to the defaulting party, unless the defaulting party's defaults have been cured within such thirty (30) day period, in which case termination shall not occur. Termination under Sections 12.2(b), 12.2(c), 12.2(d) and 12.2(e) above shall be effective upon written notice, provided, however, that the defaulting party has not cured any default within the thirty (30) day cure period. The rights and remedies provided in this Section shall not be exclusive and are in addition to any other rights and remedies provided at law, in equity or under this Agreement. In the event that a non-defaulting party in its discretion elects not to terminate this Agreement, such election shall not constitute a waiver of any and all claims of that party for such default(s). Further, the non-defaulting party


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         may elect to leave this Agreement in full force and effect and to institute legal action against the defaulting party for specific performance and/or damages suffered by such party as a result of the default(s).

         12.4 TERMINATION WITHOUT CAUSE BY MICROSOFT. Microsoft shall have the right to terminate this Agreement without cause at any time during the forty-five (45) day period immediately following the Effective Date. Such termination shall be effective immediately upon notice by Microsoft to FairMarket. In no event shall either party be liable for any damages or compensation of any kind related to or arising out of Microsoft's exercise of its termination right under this Section 12.4.

         12.5 RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION. Promptly upon termination or expiration of this Agreement:

               (a) Each party shall, at the other party's direction, return or certify destruction of Confidential Information of such other party.

               (b) FairMarket shall stop making available to End Users or any other party the Private Label Auction Sites; provided that, if not otherwise prohibited under this Agreement or by law or order of a competent authority, the Private Label Auction Sites shall remain available as long as is necessary, as reasonably determined by Microsoft, to comply with any third party obligations.

               (c) FairMarket shall immediately cease and desist from all use of the Microsoft Marks.

               (d) Both parties shall cease advertising, marketing and promoting the Private Label Auction Sites.

               (e) Both parties shall cease selling and soliciting any advertising and listings for the Private Label Auction Sites.

               (f) Within thirty (30) days immediately following termination FairMarket shall provide Microsoft a complete report of all End User Data in its possession.

               (g) Each party shall provide reasonable assistance to the other for such reasonable time and upon such terms and conditions as shall be mutually agreed upon in order to assure an orderly transition and wind down in such a manner as shall minimize disruption to the users. The goal of the parties is to ensure a smooth and seamless transition for the user to maintain a high level of customer satisfaction.

          12.6 SURVIVAL. Sections 4.2 (with respect to Microsoft's ownership rights), 5.1 through 5.7 (with respect to any payments due and owing as of the date of termination or expiration), 5.8, 6, 8, 10, 11, 12, 14 and 15 shall survive termination or expiration of this Agreement.

          12.7 No party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

13. INTERNATIONAL WORKSCOPE. Microsoft and FairMarket each agree to explore expanding the Territory to include international sites (the "International Sites"). If mutually agreed by both parties, International Sites may be added as additional sites included in Section 2.4 of this Agreement and such International Sites shall be covered under the terms of this Agreement, amended as necessary and mutually agreed in writing.

14. NOTICES. All notices, authorizations, and requests required or desired to be given or made in connection with this Agreement will be in writing, given by certified or registered mail (return receipt requested), express air courier (charges prepaid) or facsimile, and addressed as follows (or to such other address as the party to receive the notice or request so designates by notice to the other):

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

Notices to Microsoft:                           Notices to FairMarket:

Microsoft Corporation                           FairMarket, Inc.
One Microsoft Way                               400 Unicorn Park Drive
Redmond, WA  98052-6399                         Woburn, MA  01801
Attn.: Matt Kursch, General Manager, MSN        Attn.:   Scott Randall
Fax:   (425) 936-7329                           Fax:   (781) 935-7976

Copy to: Law & Corporate Affairs                Copy to:  Goodwin Procter & Hoar
Fax:  (425) 936-7329                            Attn: David F. Dietz, P.C.
                                                Fax:  (617)  523-1231

If a notice is given by either party by certified or registered mail, it will be deemed received by the other party on the third business day following the date on which it is deposited for mailing. If a notice is given by either party by air express courier, it will be deemed received by the other party on the next business day following the date on which it is provided to the air express courier. If a notice is given by facsimile, it will be deemed received by the other party upon confirmation of receipt.

15.      GENERAL

         15.1 GOVERNING LAW/JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of Washington, USA, without regard for its conflict of laws rules.

         15.2 ATTORNEYS' FEES. In any action or suit to enforce any right or remedy arising out of or relating to this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

         15.3 ENTIRE AGREEMENT/WAIVER. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or communications. This Agreement shall not be effective until signed by both parties. This Agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of FairMarket and Microsoft by their respective duly authorized representatives. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         15.4 ASSIGNMENT. Neither party may assign this Agreement, or any portion thereof (whether by merger, operation of law, sale of assets, reorganization or otherwise), without the written consent of the other. Any attempted assignment, sublicense, transfer, encumbrance or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement. Except as otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties' successors and lawful assigns.

         15.5 SEVERABILITY. In the event that any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

         15.6 NO JOINT VENTURE. Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture, employer-employee relationship, agency relationship or as granting a franchise.

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

         15.7 SECTION HEADINGS. The section headings used in this Agreement are intended for convenience only and shall not be deemed to affect in any manner the meaning or intent of this Agreement or any provision hereof.

         15.8 FORCE MAJEURE. The parties agree that neither of them shall have any liability hereunder with respect to any failure of performance due principally to the elements, acts of God, armed hostilities, failure of communications, transportation or other critical systems, or other causes beyond the reasonable control of such party.



     In Witness Whereof, the parties have entered into this Agreement as of the Effective Date written above.


MICROSOFT CORPORATION                          FAIRMARKET, INC.
("MICROSOFT")                                  ("FAIRMARKET")



By   /s/ Brad Chase                            By   /s/ Scott Randall
   ________________________________               _____________________________

Name   Brad Chase                             Name   Scott Randall
      _____________________________                  __________________________

Title                                         Title     CEO
      _____________________________                   __________________________

Date    7/29/99                                 Date   7/29/99
      _____________________________                  __________________________






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